[LETTERHEAD OF MCGUIREWOODS LLP]

May 29, 2013

Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255

Re:	Registration of Bank of America Corporation Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U
Ladies and Gentlemen:
We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”), in connection with (i) the issuance by the Corporation of 1,000,000 depositary shares (the “Depositary Shares”), each representing a 1/25th interest in a share of Bank of America Corporation Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U, $0.01 par value (the “Preferred Stock”) and (ii) the Registration Statement on Form S-3, Registration No. 333-180488 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an indeterminate amount of the Corporation's debt securities, warrants, purchase contracts, units, preferred stock, depositary shares, common stock, junior subordinated notes and guarantees with respect to trust securities, and the Prospectus dated March 30, 2012 (the “Base Prospectus”) constituting part of the Registration Statement, as supplemented by the Prospectus Supplement dated May 21, 2013 (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”) filed with the SEC pursuant to Rule 424(b) under the Act, relating to the Depositary Shares and the Preferred Stock. The Depositary Shares are to be sold pursuant to an Underwriting Agreement dated May 21, 2013 (the “Underwriting Agreement”), among the Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named in Schedule II thereto, and UBS Securities LLC as qualified independent underwriter and senior co-manager. The shares of Preferred Stock are to be deposited with Computershare Trust Company, N.A. (“Trust Company”) and Computershare Inc. (“Computershare” and, together with Trust Company, the “Depository”), as depository, pursuant to the terms of the Deposit Agreement dated May 24, 2013 (the “Deposit Agreement”), among the Corporation, Trust Company, Computershare and the holders from time to time of depositary receipts issued thereunder. The Depositary Shares are evidenced by depositary receipts (“Depositary Receipts”) issued pursuant to the Deposit Agreement.
In connection with this opinion letter, we have examined originals, or copies identified to our satisfaction as being true copies, of the following documents: (a) the Registration Statement; (b) the Prospectus; (c) the Amended and Restated Certificate of Incorporation of the Corporation, as amended (including without limitation the Certificate of Designations as filed with the Secretary of State of the State of Delaware on May 28, 2013, designating the Preferred Stock) and the Amended and Restated Bylaws of the Corporation, as amended; (d) resolutions of the Board of Directors of the Corporation, and committee thereof, authorizing the filing of the Registration Statement and the issuance and sale of the

Bank of America Corporation
May 29, 2013

Depositary Shares and the Preferred Stock by the Corporation; (e) the Underwriting Agreement; (f) the Deposit Agreement; (g) a specimen certificate evidencing the shares of Preferred Stock and a specimen Depositary Receipt relating to 1,000,000 Depositary Shares; and (h) such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter. In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or other copies and the authenticity of the originals of such copies.
We have relied as to certain matters upon the statements of fact contained in documents that we have examined in connection with our representation of the Corporation. In addition, we have assumed, without independent investigation, that (i) all parties to agreements or instruments relevant to this opinion, other than the Corporation, have the requisite power and authority (corporate or otherwise) to enter into and perform all obligations under such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties; (ii) the certificate evidencing the shares of Preferred Stock has been deposited with the Depository in accordance with the terms of the Deposit Agreement; (iii) the certificates evidencing the shares of Preferred Stock and the Depositary Receipts conform to the forms thereof examined by us; (iv) the certificates representing the Depositary Receipts have been duly executed and delivered by the Depository and have been duly countersigned by Trust Company as transfer agent and registrar for the Depositary Shares; and (v) the certificate representing the shares of Preferred Stock has been duly countersigned and duly registered by Trust Company as transfer agent and registrar of the Preferred Stock.
Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:
1.The shares of Preferred Stock have been duly authorized and, upon payment for and delivery as contemplated in the Underwriting Agreement and the Deposit Agreement, will be duly and validly issued, fully paid and non-assessable.

2.The Depositary Shares have been duly authorized and, when issued and delivered against payment therefor pursuant to the Underwriting Agreement and the Deposit Agreement, the Depositary Shares will be duly and validly issued and will entitle their holders to the rights specified in the Deposit Agreement and the Depositary Receipts, subject to applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors' rights generally, and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are limited to the Delaware General Corporation Law (including statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the laws of the State of New York, all as in effect on the date hereof, and we do not express any opinion concerning any other law.

Bank of America Corporation
May 29, 2013

We hereby consent to the filing of this opinion as part of the Corporation's Current Report on Form 8-K to be filed with the SEC for the purpose of including this opinion as part of the Registration Statement, to the incorporation by reference of this opinion letter into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.
Very truly yours,

/s/ McGuireWoods LLP